UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 6, 2009
EDAC TECHNOLOGIES CORPORATION
(Exact Name of Registrant as Specified in Charter)

Wisconsin	0-14275	39-1515599

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)
1806 New Britain Avenue, Farmington, CT 06032
(Address of Principal Executive Offices)       (Zip Code)
Registrant’s telephone number, including area code: 860-677-2603
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5—Corporate Governance and Management
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(d) Election of Director
     Effective April 6, 2009, the Board of Directors of EDAC Technologies Corporation (“the Company”) increased the number of directors from five to six , as permitted by the Company’s By-Laws, and elected John A. Rolls as a director of the Company effective as of April 6, 2009. The Board of Directors has determined that Mr. Rolls will be an independent director as such term is defined in Nasdaq Rule 4200(a)(15). The Board appointed Mr. Rolls to the Compensation Committee and the Governance and Nominating Committee.
     As a new director of the Company, Mr. Rolls will be granted a stock option to purchase 10,000 shares of Common Stock effective April 6, 2009. The exercise price of such options is equal to the closing price of the Company’s Common Stock on the date of such grant.
     As a member of the Board of Directors, the Company will also pay Mr. Rolls a retainer of $4,000 for the current fiscal quarter, prorated based on the number of calendar days Mr. Rolls actually serves as a director. Mr. Rolls will also receive $1,500 for each non-telephonic Board of Directors or committee meeting attended, and $500 for participating in each telephonic Board of Directors or committee meeting at which a substantive resolution is considered.
     There are no arrangements or understandings between Mr. Rolls and any other persons pursuant to which he was selected as a director. There are no current or proposed transactions between the Company and Mr. Rolls or his immediate family members requiring disclosure under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission.
     A copy of the Company’s press release announcing Mr. Rolls’ election is attached hereto as Exhibit 99.1 to this Form 8-K and incorporated by reference.
Section 9—Financial Statements and Exhibits
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits.
The following exhibit is included herewith:

Exhibit No.	Description

99.1	Press release dated April 6, 2009 issued by EDAC Technologies Corporation

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDAC TECHNOLOGIES CORPORATION
Date: April 6, 2009	By:	/s/ Glenn L. Purple
Vice President-Finance and Chief
Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release, dated April 6, 2009 issued by EDAC Technologies Corporation